Exhibit 99.1

PRESS RELEASE

Autoliv’s Credit Rating Upgraded Again

(Stockholm, July 27, 2010) — The long-term credit rating for Autoliv Inc. (NYSE: ALV and SSE: ALIV)—the worldwide leader in automotive safety - was today upgraded to “BBB+ with a stable outlook” from “BBB with a stable outlook” by Standard and Poor’s, (S&P). This is the second ratings upgrade by S&P in the last 12 months.

Autoliv responded quickly to the credit crisis in 2008 and the sharp downturn in the automotive industry by initiating an action plan already in July of that year. Thanks to the successful execution of these restructuring efforts, Autoliv reported, in the first half of 2010, strong cash flow from operations and the highest profits and profit margins in the Company’s history.

In its announcement Standard and Poor’s said “The upgrade reflects our view that Autoliv’s financial position has improved, supported by the sharp increase in light-vehicle production globally which has led to a substantial improvement in its key credit ratios”.

Autoliv has now restored its credit ratings inline with its objective of maintaining a strong investment grade rating.

Inquiries:
Mats Wallin, Vice President, Finance and CFO, Autoliv Inc.	Tel +46 8 587 20619
Hannes Wadell, Treasurer, Autoliv Inc.,	Tel +46 8 587 20655

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 41,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in the last twelve month amount to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv Inc. c/o Autoliv Electronics
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

PRESS RELEASE

Safe Harbor Statement

This press release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in credit markets, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent quarterly report on Form 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc.	Autoliv Inc. c/o Autoliv Electronics
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com